CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights" and "General Information" in Post-Effective Amendment No. 102 under the Securities Act of 1933 and Amendment No. 104 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-12213) and related Prospectus and Statement of Additional Information of The Osterweis Fund, a series of Professionally Managed Portfolios and to the incorporation by reference therein of our report dated May 5, 2000, with respect to the financial statements and financial highlights of The Osterweis Fund included in the Annual Report for the year ended March 31, 2000 filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


Los Angeles, California
July 19, 2000